Exhibit 3.1

ARTICLES OF AMENDMENT

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1.	The name of the corporation is: PPG Industries, Inc.

2.	The address of the corporation’s current registered office is: One PPG Place, Pittsburgh, Pennsylvania 15272 (which is located in Allegheny County)

3.	The statute under which the corporation was originally incorporated: See Exhibit B attached

4.	The date of its incorporation is: August 24, 1883

5.	The amendment shall be effective upon the filing of these Articles of Amendment in the Department State.

6.	The amendment was adopted by the board of directors of the corporation pursuant to 15 Pa. C.S. § 1914(c).

7.	The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 12th day of June, 2015.

PPG INDUSTRIES, INC.

/s/ Charles E. Bunch
Chairman and Chief Executive Officer

EXHIBIT A

RESOLVED, that in connection with the separately approved distribution of authorized but unissued shares of the common stock, par value $1.66 2/3 per share (the “Common Stock”), of PPG Industries, Inc. (the “Company”) to be made on June 12, 2015, to the holders of the issued shares of the Common Stock on the basis of one share for each share held at the close of business on May 11, 2015 (the “Common Stock Distribution”), and pursuant to Section 1914(c)(3)(iii) of the Pennsylvania Business Corporation Law, the Board of Directors hereby proposes and adopts an amendment of the Restated Articles of Incorporation of the Company (the “Amendment”) whereby the first paragraph of Article Fifth of the Restated Articles of Incorporation of the Company shall be amended and restated to read in its entirety as follows:
“ ‘FIFTH. 5.1 The aggregate number of shares of all classes of capital stock which the corporation shall have authority to issue is 1,210,000,000, of which 10,000,000 shares shall be Preferred Stock, without par value, issuable in one or more series and 1,200,000,000 shares shall be Common Stock, par value
$1.66 2/3 per share.’ ”

EXHIBIT B

The corporation was formed under the Act of the General Assembly of the Commonwealth of Pennsylvania dated the 29th day of April, 1874, as shown by its Certificate of Incorporation dated the 24th day of August, 1883, and thereafter reincorporated as a consolidated corporation under the Act of the General Assembly of the Commonwealth of Pennsylvania dated the 3rd day of May, 1909, as shown by Letters Patent of such consolidated corporation issued by the Governor of the Commonwealth and dated the 3rd day of November, 1920.